Exhibit 99.1

Semtech Postpones First Quarter of Fiscal Year 2013 Earnings Release By One Day

CAMARILLO, Calif.--(BUSINESS WIRE)--May 23, 2012--Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced that it will postpone the release of its first quarter of Fiscal Year 2013 results, originally scheduled for Wednesday, May 23, 2012 to Thursday, May 24, 2012.

“Due to complexities of certain purchase accounting determinations related to Semtech’s acquisition of Gennum Corporation, it has taken longer than anticipated to finalize our interim financial statements,” said Emeka Chukwu, Senior Vice President, Finance and Chief Financial Officer.

Semtech intends to release results after the close of the market on Thursday, May 24, 2012. Results will be released through Business Wire (www.businesswire.com) and posted at www.semtech.com.

Semtech will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, May 24, 2012 to discuss its first quarter performance and events, current business activities and conditions, and the outlook for the business. A live webcast of the call will be accessible at the Investor Relations section of the corporate website at www.semtech.com. A replay of the webcast will be available beginning approximately 2 hours after the conclusion of the live call.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

CONTACT:
Semtech Corporation
Linda Brewton
(805) 480-2004
webir@semtech.com